Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  William C. Sonntag
          President and Chief Executive Officer
          (724) 794-2210

          Mark A. Volponi
          Treasurer
          (724) 794-2210

October 18, 2002


        THE FIRST NATIONAL BANK OF SLIPPERY ROCK ANNOUNCES
                        AGREEMENT WITH OCC

     Slippery Rock, Pennsylvania -- Slippery Rock Financial Corporation (OTCBB:SRCK.BB), parent company of The First National Bank of Slippery Rock, today announced that the Bank has entered into a written agreement with the Bank's primary regulator, the Office of Comptroller of the Currency. The agreement is designed to improve certain areas of the Bank's operations, including credit administration and regulatory compliance. There are no stipulations that limit or restrict the Bank's ability to pay dividends or require the Bank to increase its capital position. The company also indicated that the agreement does not involve or in any way suggest any inappropriate financial accounting practices of the type being recently reported for some public companies in the financial press. A copy of the agreement is included as an exhibit to a Form 8-K filed by Slippery Rock Financial Corporation with the Securities and Exchange Commission. The Form 8-K can be accessed at the SEC's website, www.sec.gov.

     William C. Sonntag, President and Chief Executive Officer, said "We have worked hard with our bank regulators to develop an agreement addressing areas of our operations which they believe require enhancement. We believe that implementation of the agreement will result in a stronger institution as we move forward."

     This press release contains forward-looking statements which describe the company's future plans, strategies, and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the company's control and which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.